EXHIBIT 99.2
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media:
Integrated Corporate Relations
Allison Malkin/Stephanie Sampiere
(203) 682-8225/(646) 277-1222
BRUCE BARKUS TO LEAVE ULTA
     Romeoville, IL – March 19, 2008 – Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced that its Chief Operating Officer and Assistant Secretary, Bruce Barkus, will leave the Company effective March 21, 2008.
     Lyn Kirby, President and Chief Executive Officer, stated, “We want to thank Bruce for his contributions during his tenure at Ulta and wish him well in the future.”
     The Company noted that Mr. Barkus’s responsibilities will be assumed by members of the existing executive team, with no near term plan to fill his position.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.  Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 249 retail stores across 31 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the strength of the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Form 10Q for the quarter ended November 3, 2007. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.